EXHIBIT 99

Form 3 - Joint Filer Information

Name:	Steven R. Berrard
Address:	4521 Sharon Road, Suite 370
Charlotte, NC 28211

Designated Filer:	Berrard Holdings Limited Partnership

Issuer & Ticker Symbol:	Smart Server, Inc. (SUYT)

Date of Earliest Transaction
Required to be Reported
(Month/Day/Year):	July 13, 2016

Relationship of Reporting Person
to Issuer:	Director, Officer and 10% Owner

Individual or Joint/Group Filing:	Form filed by more than one reporting person

Signature:

BERRARD HOLDINGS LIMITED PARTNERSHIP

By: Berrard Holdings, LLC, its general partner

By: /s/ Steven R. Berrard

        Steven R. Berrard, its sole Manager